Exhibit 10

DOVER CORPORATION
DEFERRED COMPENSATION PLAN
(As Amended as of December 31, 2001)

ARTICLE I

ESTABLISHMENT OF THE PLAN

     1.1 Purpose. The purpose of the Plan is to provide a means whereby the Company may afford a select group of management or highly compensated employees (as such phrase is defined for the purpose of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) with an opportunity to irrevocably defer to a future year the receipt of certain compensation. The Plan is intended to be an unfunded, nonqualified deferred compensation plan.

ARTICLE II

DEFINITIONS

     As used in this Plan, the following terms shall have the meanings herein specified:

     2.1 “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make full or partial payment for, a Benefit, including any denial, reduction, termination, or failure to provide or make payment based on a determination of a claimant’s eligibility to participate in the Plan.

     2.2 “Appropriate Procedure” means the form, procedure or method provided or prescribed by the Committee for the purposes stated herein.

     2.3 “Beneficiary” means the person, persons or trust who under the Plan, becomes entitled to receive a Participant’s interest in the event of the Participant’s death.

     2.4 “Benefit” means the amount credited to a Participant’s Deferred Compensation Account pursuant to such Participant’s Deferred Compensation Agreement, plus or minus Credited Investment Return (Loss).

     2.5 “Board” means the Board of Directors of Dover Corporation.

     2.6 “Bonus” means any cash incentive or other compensation which is awarded by the Company in its discretion to a Participant as remuneration based on annual calendar year performance in addition to the Participant’s Salary and any Cash-Based Long-Term Incentive Compensation. Bonus for purposes of this Plan shall be determined without regard to any reductions (a) for salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (b) pursuant to any deferral election in accordance with Article IV of the Plan.

     2.7 “Cash-Based Long-Term Incentive Compensation” means cash awards under the Cash Performance Awards provisions of the Dover Corporation 1995 Incentive Stock Option Plan and 1995 Cash Performance Program, similar successor plans and such other plans or programs as the Committee from time to time shall designate. Cash-Based Long-Term Incentive Compensation for purposes of this Plan shall be determined without regard to any reductions (a) for salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (b) pursuant to any deferral election in accordance with Article IV of the Plan.

     2.8 “Change of Control” shall have the same meaning as specified in the Dover Corporation 1995 Incentive Stock Option Plan and 1995 Cash Performance Program or any successor to such plan and program.

     2.9 “Code” means the Internal Revenue Code of 1986, as amended.

     2.10 “Committee” means the Plan Committee, or its designee, appointed pursuant to Article IX to manage and administer the Plan.

     2.11 “Company” means Dover Corporation, a Delaware corporation, and any present or future subsidiary corporation of Dover Corporation, for the period of time such corporation is owned or controlled by Dover Corporation, unless the Board determines that such entity should not be included in the Plan. For purposes of the Plan, the term “subsidiary corporation” shall be defined as set forth in Section 424(f) of the Code.

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     2.12 “Company Contribution” means an amount added to a Participant’s Deferred Compensation Account by the Company pursuant to Section 5.4.

     2.13 “Compensation” means the Salary, Bonus and/or any Cash-Based Long-Term Incentive Compensation received by a Participant during a Plan Year and any other form of remuneration as the Committee shall determine.

     2.14 “Compensation Limit” means the compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.

     2.15 “Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to a Participant’s Deferred Compensation Account pursuant to Article V.

     2.16 “Deemed Investment Elections” means the investment elections described in Article V.

     2.17 “Deferred Compensation Account” means the book entry account established under the Plan for each Participant, to which shall be credited specified deferrals and contributions attributable to a Participant and the Participant’s Credited Investment Return (Loss) determined under Article V and which shall be reduced by any distributions made to a Participant. A Participant’s Deferred Compensation Account shall include such Sub-Accounts as shall be established pursuant to the provisions of the Plan.

     2.18 “Deferred Compensation Agreement” means the agreement to participate in the Plan and defer Compensation between Participants and the Company in the form or Appropriate Procedure as the Committee may prescribe from time to time.

     2.19 “Determination Date” means the date on which the amount of a Participant’s Deferred Compensation Account is determined as provided in Article V hereof. The last day of each month shall be a Determination Date.

     2.20 “Disability” shall mean a disability which causes a Participant who has not met the requirements for Retirement to be eligible to receive disability benefits under his or her employer’s long-term disability program or, in the case of a Participant who is not covered by a long-term disability program, a disability which would cause the Participant to be eligible for social security disability benefits.

     2.21 “Distribution Affidavit” means the affidavit of a Participant or Beneficiary submitted to the Company to claim that he or she is entitled to a different Benefit distribution than the Trustee has been directed to pay to the Participant or Beneficiary under the Plan. A Distribution Affidavit shall be considered a claim for benefits by the Participant or Beneficiary pursuant to Article VIII hereof.

     2.22 “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article VI.

     2.23 “Effective Date” of the Plan means August 1, 2001.

     2.24 “Hardship” means one (1) or more of the following events which causes an unforeseen financial hardship to the Participant or his or her family:

(1)	A serious illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant;
(2)	A loss of the Participant’s primary residence due to casualty; or
(3)	Other similar circumstances arising out of events substantially beyond the control of the Participant, as determined by the Committee.

     2.25 “Investment Allocation Election Form” means the form or Appropriate Procedure prescribed by the Committee on which a Participant allocates his or her Deferred Compensation Account among one or more deemed investment options.

     2.26 “Investment Election Change Form” means the form or Appropriate Procedure prescribed by the Committee on which a Participant can make changes to his or her initial or any subsequent deemed investment selections.

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     2.27 “Participant” means a highly compensated or key management employee of the Company who has been designated by the Committee as eligible to participate in the Plan pursuant to Section 3.1 and for whom a Deferred Compensation Account has been established.

     2.28 “Plan” means this Dover Corporation Deferred Compensation Plan, as it may be amended from time to time.

     2.29 “Plan Year” means the calendar year; provided, however, that the first Plan Year shall be a short year beginning on August 1, 2001 and ending on December 31, 2001.

     2.30 “Retirement” means the Participant’s termination of employment on or after (a) his or her 65th birthday, (b) his or her completion of ten (10) “years of service” and attainment of age 55 or (c) completion of such other time as the Committee, in its sole discretion, determines is sufficient to grant a Participant an approved earlier retirement date. For purposes hereof, a year of service means each period of twelve (12) months of completed employment with the Company or with any other entity which is required to be aggregated with Dover Corporation pursuant to Section 414(b) or (c) of the Code.

     2.31 “Salary” for purposes of the Plan shall be the total of the Participant’s base salary paid during a calendar year and considered “wages” for FICA and federal income tax withholding, but without regard to any deferrals made pursuant to this Plan and any reductions for salary deferred contributions to a plan qualified under Section 125 or Section 401(k) of the Code. For purposes of this Plan, Salary shall not include severance or other payments made in connection with a Participant’s Termination of Service.

     2.32 “Scheduled In-Service Withdrawal Date” means the date or dates elected by a Participant for the early distribution of Benefits, as provided in Section 4.2 or Section 6.5.

     2.33 “Sub-Account” means a separate account or accounts into which a Participant’s Deferred Compensation Account shall be divided. Such Sub-Accounts may be established with respect to the portion of a Deferred Compensation Account attributable to contributions made with respect to any Plan Year or the liability for which was transferred from the Supplemental Plan to this Plan, or which was established to reflect the various investments in which the Participant’s Deferred Compensation Account is deemed to be invested or for such other purposes as the Committee may determine.

     2.34 “Supplemental Plan” means (a) the Dover Corporation Supplemental Executive Retirement Plan and (b) any other non-qualified plan which (i) is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and (ii) is designated by the Committee as a “Supplemental Plan” for purposes of this Plan .

     2.35 “Termination of Service” means the Participant’s ceasing his or her employment with the Company and each other entity which is required to be aggregated with Dover Corporation pursuant to Section 414(b) or (c) of the Code for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or Disability.

     2.36 “Trust” means the trust referred to in Article VII of the Plan.

     2.37 “Trustee” means the trustee of the Trust.

     2.38 “Trust Agreement” means the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

ARTICLE III

ELIGIBILITY

     3.1 a. Eligibility to Participate. The employees who shall be eligible to participate in the Plan shall be limited to key management or highly compensated employees of the Company who are selected by the Committee, in its sole discretion, to participate in the Plan, and who, at the time of filing a deferral election pursuant to Article IV:

(i)	are on a regular periodic U.S. payroll of the Company;

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(ii)	are expected to have a combination of annual Salary and Bonus in excess of the Compensation Limit for such calendar year for which they expect to make contributions to the Plan;
iii)	if not eligible to participate in the Plan as of the Effective Date, are hired or promoted prior to October 1st of the year in which they otherwise meet the requirements to become a Participant; and
(iv)	are currently participating in, or if newly hired or promoted, are expected to be granted in the next calendar year an award under, the Dover Corporation 1995 Incentive Stock Option Plan and 1995 Cash Performance Program or any successor to such plan and program.

               The Committee may from time to time, in its sole and absolute discretion, modify the above eligibility requirements and make such additional or other requirements for eligibility as it may determine.

               b. Cessation of Deferrals. A Participant’s deferrals under the Plan shall cease, and the Participant may not defer any Compensation under the Plan, during any year in which he or she fails to satisfy the minimum annual compensation threshold of Section 3.1(a)(ii) above.

ARTICLE IV

ELECTION TO DEFER

     4.1 Compensation Eligible for Deferral. A Participant may elect to defer Salary, Bonus and/or Cash-Based Long-Term Incentive Compensation for each Plan Year as follows:

a. Any whole-number percentage of Salary up to 50%;
b. Any whole-number percentage or flat dollar amount of Bonus up to 100%; and/or
c. Any whole-number percentage or flat dollar amount of Cash-Based Long-Term Incentive Compensation up to 100%.
d. Such combination of flat dollar amount and or percentage of Bonus or Cash-Based Long-Term Incentive Compensation (not exceeding the percentages set forth above) and any other form of Compensation as the Committee in its sole discretion may determine.

     The minimum aggregate amount that may be deferred by a Participant during a Plan Year is $5,000. Such minimum may be satisfied by deferring Salary, Bonus and/or Cash-Based Long- Term Incentive Compensation.

     In the event that a Participant’s Compensation remaining after the Participant elects to defer an amount of his or her Salary, Bonus and/or Cash-Based Long-Term Incentive Compensation or other amounts permitted to be deferred hereunder is not sufficient to allow for the full payment of all FICA, federal, state and/or local income tax liabilities or benefit plan withholding requirements, the actual amount which shall be credited to the Participant’s Deferred Compensation Account shall be reduced to the extent necessary for the maximum amount allowable after all applicable taxes and withholding requirements have been met.

     4.2 Deferral Election.

               An employee eligible to make a deferral election or who anticipates becoming eligible to make a deferral election in the upcoming Plan Year shall become a Participant by timely executing a Deferred Compensation Agreement and such other documents as the Committee shall designate and delivering such agreement and other documents or complying with the Appropriate Procedure as directed by the Committee. The Deferred Compensation Agreement shall specify:

               a.     the portion to be deferred of Salary, Bonus and/or Cash-Based Long-Term Incentive Compensation and any other form of Compensation permitted by the Committee, and the portion of the distribution a Participant expects to receive in a lump sum pursuant to the Supplemental Plan which the Participant elects to have transferred and paid pursuant to the provisions of this Plan; and

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               b.     the time for the commencement of payment of Benefits which must be either on account of Retirement, Disability, other Termination of Service, or at a Scheduled In-Service Withdrawal Date to be specified by the Participant. A Participant may select a different time for commencement of payment of Benefits attributable to Compensation deferred with respect to each Plan Year or with respect to amounts transferred from a Supplemental Plan.

     Once a properly completed Deferred Compensation Agreement is received by the Committee, the elections of the Participant shall be irrevocable, except as otherwise provided herein.

     4.3 Timing of Deferral Election.

               a.     Election to Defer Salary. The initial election to defer the receipt of Salary under the Plan must be received by the Committee by July 20, 2001 to be effective with respect to the first pay period commencing on or after August 1, 2001. Subsequent elections to defer the receipt of Salary must be received by the Committee by November 30 (or such later date as the Committee shall determine) of each year to be effective with respect to the first pay period of the following Plan Year.

               b.     Election to Defer Bonus, Cash-Based Long-Term Incentive Compensation, A Supplemental Plan Lump Sum Distribution and Other Compensation. The initial election to defer receipt of Bonus and/or Cash-Based Long-Term Incentive Compensation must be received by the Committee by July 20, 2001 to be effective for any Bonus and/or Cash-Based Long-Term Incentive Compensation paid in year 2002. Subsequent elections to defer receipt of any Bonus and/or Cash-Based Long-Term Incentive Compensation must be received by the Committee by November 30 (or such later date as the Committee shall determine) of each year to be effective for the Bonus and/or Cash-Based Long-Term Incentive Compensation paid in the second Plan Year following the Plan Year during which the election is made. Any election made by a Participant to have any amount transferred to the Plan from the Supplemental Plan shall be given effect only if such election was made not less than twelve (12) months prior to the Participant’s retirement or other termination of employment for any reason. The Committee shall determine the timing of deferrals of other forms of Compensation. Notwithstanding the foregoing, no deferral of Salary, Bonus or Cash-Based Long-Term Incentive Compensation shall be credited under the Plan subsequent to a Participant’s termination of employment for any reason and any deferral election in effect with respect to such amounts upon termination of employment for any reason shall cease to apply.

               c.     Changing an Election. A Participant’s deferral election shall be irrevocable for the Plan Year and shall continue in effect from year to year thereafter unless, and until, increased, decreased, or terminated by the Participant for any subsequent Plan Year by filing an election pursuant to Section 4.3 a. or b. above; provided, however, that an election to have all or a portion of a lump sum distribution from the Supplemental Plan transferred to this Plan may be revoked if a new election to do so is made at least twelve (12) months prior to the Participant’s retirement or other termination of employment for any reason.

ARTICLE V

DEFERRED COMPENSATION ACCOUNT

     5.1 Establishment of Deferred Compensation Account. Compensation deferred hereunder shall be credited to a Deferred Compensation Account (or Sub-Account) established by the Committee for each Participant. The amount of Compensation deferred by a Participant shall be credited to his or her Deferred Compensation Account (or Sub-Account) within five (5) business days of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder, or as soon thereafter as is administratively practicable.

     Each Participant’s Deferred Compensation Account (or Sub-Account) as of each Determination Date shall consist of the balance of the Participant’s Deferred Compensation Account as of the immediately preceding Determination Date adjusted for:

(i)	additional deferrals pursuant to Section 4.2,
(ii)	Company Contributions (if any) pursuant to Section 5.4;
(iii)	distributions (if any); and
(iv)	the appropriate Credited Investment Return (Loss)

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     All adjustments and earnings related thereto, will be determined on a daily basis and recorded to the Participants’ Deferred Compensation Accounts as of each Determination Date.

     5.2 Deemed Investment Elections. The Committee shall designate from time to time one or more investment options in which Deferred Compensation Accounts (or Sub-Accounts) may be deemed invested. A Participant or Beneficiary shall allocate his or her Deferred Compensation Account among the deemed investment options in one percent (1%) increments by filing with the Committee an Investment Allocation Election Form. Notwithstanding the foregoing, the Committee may disapprove a Participant’s deemed investment elections and allocate a Participant’s Deferred Compensation Account in any manner as it, in its sole discretion, shall determine.

     The Committee shall have the sole discretion to determine the number of deemed investment options to be designated hereunder and the nature of the options and may change or eliminate any of the deemed investment options from time to time. In the event of such change or elimination, the Committee shall give each Participant timely notice and opportunity to make a new election. Failure to do so shall grant the Committee absolute discretion to make an election for such Participant. No such change shall be considered to be an amendment to the Plan pursuant to Section 10.1.

     5.3 Change of Investment Election. After selecting his or her initial deemed investment selections under Section 5.2, a Participant may make changes to his or her deemed investment selections for amounts deferred for a Plan Year and all amounts in such Participant’s Deferred Compensation Account. Such changes may be made only in whole percentages. Any such change shall be effective the first day of the month (or such other date as the Committee shall determine) if an Investment Election Change Form is received by the Committee no later than the 25th day of the prior month (or such other date as the Committee shall determine).

     5.4 Company Contributions. In addition to the deferrals elected by the Participants, the Company may choose at any time to make discretionary Company Contributions, based on individual or overall corporate performance or such other criteria as the Committee shall determine, to the Deferred Compensation Accounts of Participants in such amounts as it, in its sole discretion, determines.

     5.5 Credited Investment Return (Loss). Each Participant’s Deferred Compensation Account (or Sub-Account) shall be credited monthly, or more frequently as the Committee may specify, with the Credited Investment Return (Loss) attributable to his or her Deferred Compensation Account (or Sub-Account). The Credited Investment Return (Loss) is the amount which the Participant’s Deferred Compensation Account would have earned if the amounts credited to the Deferred Compensation Account had, in fact, been invested in accordance with the Participant’s Deemed Investment Elections.

     5.6 Vesting. A Participant shall be one hundred percent (100%) vested in the amounts the Participant elects to defer into his or her Deferred Compensation Account and the Credited Investment Return (Loss) credited thereon. In the event a Company Contribution is credited to a Participant’s Deferred Compensation Account pursuant to Section 5.4, the Company Contribution and the Credited Investment Return (Loss) thereon shall vest as determined in the discretion of the Committee.

ARTICLE VI

PAYMENT OF DEFERRED COMPENSATION ACCOUNT

     6.1 Time of Payment. Except as otherwise specifically provided herein, distribution of the vested balance of a Participant’s Deferred Compensation Account (or Sub-Account) shall be made to such Participant as set forth in Section 6.9.

     6.2 Distribution upon Retirement or Disability. Upon a Participant’s Retirement or Disability, his or her Deferred Compensation Account (or Sub-Account) shall be payable over a period of five (5), ten (10) or fifteen (15) years, or in a single lump sum payment, as elected by the Participant in his or her Deferred Compensation Agreement or as otherwise elected pursuant to the provisions of the Plan. If a Participant fails to make a valid distribution election, the distribution shall be made in annual installments over a ten (10) year period. Notwithstanding the above, distributions as a result of Retirement may be deferred as elected by a Participant; provided, however, in no event may any distribution commence later than the last day of the first calendar quarter of the year following the year in which the Participant attains age seventy (70), regardless of whether the Participant has terminated employment with the Company. A Participant may change the method of distribution (from lump sum to installments or vice versa or to change the date on which a distribution would be made or commence to be made or the period over which the installments would be made) by giving at least twelve (12) months notice to the Committee by following the Appropriate Procedure prior to his or her Retirement or attainment of age seventy (70), if applicable. If, prior to distribution of the Participant’s Deferred Compensation Account, a Participant no longer meets the

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definition of Disability and returns to work with the Company, no payment shall be made from the Plan on account of the prior Disability, and distribution of the Participant’s Deferred Compensation Account shall be made as otherwise provided in this Article VI. All distributions shall be determined and paid pursuant to, and shall otherwise be subject to, the provisions of Section 6.9.

     6.3 Distribution Upon Death. In the event a Participant dies prior to the distribution of the Participant’s entire Deferred Compensation Account, distribution of the Participant’s Deferred Compensation Account (or the remaining balance thereof) shall be made in a single lump sum payment on such date as the Committee shall determine; provided, however, that such date shall be within twelve (12) months following receipt of notice by the Committee of the Participant’s Death. All distributions shall be determined and paid pursuant to, and shall otherwise be subject to, the provisions of Section 6.9.

     6.4 Distribution Upon Other Termination of Service. If a Participant incurs a Termination of Service, voluntarily or involuntarily, for reasons other than Retirement, death or Disability, the value of the Participant’s Deferred Compensation Account balance shall be paid in a single lump sum payment pursuant to Section 6.9.

     6.5 Scheduled In-Service Withdrawals.

               a.     A Participant may elect a Scheduled In-Service Withdrawal Date applicable to all or a portion of his or her Deferred Compensation Account or applicable to all or a portion of a Sub-Account attributable to contributions made with respect to any specified Plan Year. Such initial election shall be made in the Participant’s original Deferred Compensation Agreement and shall specify the portion or amount of the Participant’s Deferred Compensation Account (or, if applicable, Sub-Account) to be distributed; provided that such portion or amount specified shall not exceed the portion or amount credited to the Participant’s Deferred Compensation Account which is vested as of any Scheduled In-Service Withdrawal Date. A Participant may elect to extend to a later date a Scheduled In-Service Withdrawal Date by filing a written request to do so with the Committee at least twelve (12) months prior to such date. A Participant shall be granted no more than two (2) such extensions with respect to any initial Scheduled In-Service Withdrawal Date. The minimum period of extension is two (2) years from the original Scheduled In-Service Withdrawal Date with respect to the first extension and two (2) years from the extended date of distribution with respect to the second extension.

               b.     No election of a Scheduled In-Service Withdrawal Date shall be given effect unless such election specifies a Scheduled In-Service Withdrawal Date which is at least two (2) years after the end of the Plan Year in which the election is received by the Committee. The distribution of the elected amount or portion of the Participant’s Deferred Compensation Account (or Sub-Account) must commence no later than the last day of the first calendar quarter of the year following the year in which the Participant attains age seventy (70), regardless of whether the Participant has terminated employment with the Company.

               c.     A Participant may elect to receive the distribution in a single lump sum payment or annual installments over two (2), three (3), four (4) or five (5) years. The form of distribution may be amended by the Participant up to twelve (12) months prior to any elected Scheduled In-Service Withdrawal Date by giving prior written notice to the Committee. All Distributions shall be determined and paid pursuant to, and shall otherwise be subject to, the provisions of Section 6.9.

               d.     If a Participant incurs a Termination of Service by reason of Retirement or Disability prior to a Scheduled In-Service Withdrawal Date, the amount of the distribution shall be distributed as the Participant elected for Retirement or Disability, as the case may be. If the Participant incurs a Termination of Service for any other reason, the distribution will be in the form of a single lump sum payment. If a Participant incurs a Termination of Service by reason of Retirement or Disability while he or she is receiving scheduled in-service installment distributions, the balance of the Participant’s Deferred Compensation Account shall be distributed to the Participant as elected for Retirement or Disability, as the case may be. If the Participant incurs a Termination of Service for any other reason, the remaining installments will be distributed in a single lump sum payment.

     6.6 Non-Scheduled Withdrawals. Other provisions of the Plan notwithstanding, a Participant may at any time request a distribution of some or all of his or her vested Deferred Compensation Account (with a minimum distribution amount of $5,000) for any reason. In such event, ten percent (10%) of the amount deducted from the Participant’s Deferred Compensation Account will be forfeited and not paid to the Participant, and, if the Participant continues to be employed with the Company, the Participant may make no further deferrals for the balance of that Plan Year and the following Plan Year. Notwithstanding the foregoing, if the distribution is requested within one (1) year following a Change of Control, five percent (5%) of the amount deducted from the Participant’s Deferred Compensation Account will be forfeited and not paid to the Participant and, if the Participant continues to be employed with the Company, the Participant may make no further deferrals for the balance of that Plan Year and the following Plan Year. Any amounts forfeited may, at such time as the

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Committee shall determine, be returned to the Company, to the extent such amounts are then held in the Trust.

     6.7 Hardship Distributions. In the event that the Committee, upon written petition of a Participant or Beneficiary, determines in its sole discretion that the Participant or Beneficiary has suffered a Hardship, the Committee shall distribute to the Participant or Beneficiary as soon as reasonably practicable following such determination, an amount, not in excess of the value of the Participant’s vested Deferred Compensation Account, necessary to alleviate the Hardship. A Participant or Beneficiary claiming Hardship will be required to submit such documentation of the Hardship and proof that the loss is not covered by other means as the Committee shall request. A Participant who has been granted a distribution on account of Hardship may, if the Participant continues to be employed with the Company, make no further deferrals for the balance of that Plan Year and the following Plan Year.

     6.8 Designation of Beneficiary. The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary or Beneficiaries to receive any Benefits due under Article VI which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary or Beneficiaries. If, upon the death of the Participant, there is no valid designation of a Beneficiary or no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate. If a Beneficiary survives the Participant and dies prior to the distribution of all Benefits to which such Beneficiary is entitled from the Plan, any remaining amounts payable from the Plan shall be paid to the Beneficiary’s estate.

     6.9 Distributions Generally.

               a.     All distributions from the Plan (other than Non-Scheduled Withdrawals or distributions on account of Hardship) shall be made in accordance with the following procedure: the Participant’s Deferred Compensation Account or Sub-Account from which the distribution is to be made shall be valued as of the January 31st of the Plan Year next following the Plan Year in which the Participant’s Retirement, Disability, death, Termination of Service or other “distributable event occurs.” If the distribution is to be made in a single lump sum payment, the lump sum shall be paid as soon as administratively practicable following the January 31st as of which the valuation described above is made, but in no event later than the March 31st following such valuation. If the distribution is to be made in installments, the same January 31st valuation described above shall be made and then divided by the number of years over which the installment payments are to be made. Such amount shall be paid as soon as administratively practicable after the determination is made, but in no event later than the March 31st following such January 31st valuation. A new valuation and annual installment amount (based on the number of remaining annual installments to be made) shall be determined as of each subsequent January 31st during which installment payments are to be made and such payments shall be made no later than the March 31st following each such determination. As used herein, “distributable event” shall mean the date of a Participant’s Retirement, Disability, death or Termination of Service; provided, however, that if a Participant has elected to have a payment deferred for a specified period following Retirement, “distributable event” with respect to such payment shall mean the year to which the payment is deferred. Examples to illustrate the application of the timing of the valuation and distribution of Account values pursuant to Section 6.9 are provided in the Appendix to the Plan.

               b.     Notwithstanding the foregoing, if the Deferred Compensation Account or Sub-Account or Sub-Accounts from which all initial installment payments which begin to be made during a year is $50,000 or less as of the applicable January 31st valuation described in 6.9 a. above, the entire amount remaining in such Deferred Compensation Account or Sub-Account shall be distributed in a single lump sum payment as soon as administratively practicable following such January 31st valuation, but in no event later than the March 31st following such January 31st valuation.

               c.     Distributions of Non-Scheduled Withdrawals and on account of Hardship shall be made as soon as administratively practicable following, if applicable, approval of such distributions by the Committee, or, if later, in the case of Non-Scheduled Withdrawals, the date requested by the Participant or, if applicable, approved by the Committee for such distribution.

               d.     Notwithstanding the foregoing, the Committee in its sole discretion may revise any of the distribution procedures or timing described above; provided that no such distribution shall be made or commence to be made later than the March 31st of the year following the date of the relevant distribution event.

               e.     The distribution to a Participant or Beneficiary of the full amount of the Participant’s Deferred Compensation Account under the Plan shall be in full satisfaction of all claims the Participant or Beneficiary may have against the Company, Committee or Trustee with respect to the Plan, and the Committee in its discretion may require that any payee under the Plan execute a receipt and release as a condition precedent to the receipt of any distribution from the Plan.

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     6.10 Distributions in Cash. All distributions of Deferred Compensation Accounts shall be paid in United States dollars.

     6.11 Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article VI, in the event that a Participant is a “covered employee” as defined in Section 162(m)(3) of the Code, or would be a covered employee if the Benefits were distributed in accordance with his or her distribution election or withdrawal request, the maximum amount which may be distributed from the Participant’s Deferred Compensation Account in any Plan Year, shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Section 162(m)(4)(C)), which amount shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 6.11 shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 6.11.

ARTICLE VII

ESTABLISHMENT OF TRUST

     7.1 Establishment of Trust. The Company may, in its sole discretion, establish a grantor trust, as described under Section 671 of the Code, which is subject to the claims of the general creditors of the Company, for the purpose of accumulating assets to provide for the obligations hereunder. The establishment of such a trust shall not affect the Company’s liability to pay benefits hereunder except that the Company’s liability shall be offset by any payments actually made to a Participant under such a trust. In the event such a trust is established, the amount to be contributed shall be determined by the Company and the investment of such assets shall be in accordance with the trust document.

     Notwithstanding the foregoing, in the event a Change of Control is likely to occur, at least thirty (30) days prior to the expected date of the Change of Control, the Company shall establish and contribute to a grantor trust as described above if no such trust is then in effect with respect to the Plan, or shall contribute to an existing grantor trust, an irrevocable contribution to such trust equal to the sum of a. and b. below:

a.	two (2) times the average of the total annual deferrals of Compensation made by Participants to the Plan for the three (3) calendar years (or the number of full calendar years since the Effective Date, if less than three (3) calendar years) immediately preceding the expected date of the Change of Control; and

b.	the amount by which (i) 125% of the value of all Participants’ Deferred Compensation Account balances as of thirty (30) days prior to the expected date of the Change of Control exceeds (ii) the amount that would be received by the Trust if all of the assets of the Trust as of thirty (30) days prior to the expected date of the Change of Control were immediately liquidated.

     The amount of the Change of Control contribution shall be determined in good faith by Towers Perrin (or other actuarial consulting firm of national repute as the Committee shall determine), and the Company, Trustee and the recordkeeper of the Plan shall promptly provide Towers Perrin (or other actuarial consulting firm) with such information as the firm shall reasonably request in order to make such determination.

     Any Trustee appointed coincident with or after a Change of Control shall have occurred shall be a federally or state chartered bank or trust company with assets of not less than one billion dollars ($1,000,000,000).

     7.2 Status of Trust. Participants shall have no direct or secured claim in any asset of the Trust or in specific assets of the Company and will have the status of general unsecured creditors of the Company for any amounts due under this Plan. Trust assets and income will be subject to the claims of the Company’s creditors.

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ARTICLE VIII

CLAIM FOR BENEFITS PROCEDURE

     8.1 Claim for Benefits.

               a.     Any claim for benefits under the Plan shall be made in writing to the Committee. A Distribution Affidavit submitted to the Company by a Participant or Beneficiary shall be considered a claim for benefits to be determined by the Committee in accordance with the claim review procedures set forth in this Article VIII.

               b.     If a claim for benefits is wholly or partially denied (i.e., is an “Adverse Benefit Determination”), the Committee shall notify the claimant of such Adverse Benefit Determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Committee, unless the Committee determines that special circumstances warrant an extension of time for processing the claim. If the Committee determines that special circumstances require an extension of time for processing a claim, the Committee shall furnish written notification of the extension to the claimant prior to the termination of the initial ninety (90) day period. The notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the final decision.

     The Committee shall provide the claimant with written or electronic notice of the Adverse Benefit Determination. Such notice shall provide:

(i)	The specific reason(s) for the Adverse Benefit Determination;
(ii)	A reference to the relevant Plan provisions (including internal rules, guidelines, etc.) upon which the determination is based;
(iii)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and
(iv)	A description of the Plan’s claim review procedure, including time limits applicable to those procedures, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination.

     8.2 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written or electronic notice of the Adverse Benefit Determination, the claimant may, within sixty (60) days, file a written request to the Committee requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant’s appeal of the denial of his or her claim, he or she may review relevant documents and may submit written comments, documents, records and other information relating to the claim for benefits, regardless of whether the information was submitted or considered in the initial benefit determination. The claimant must be given, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his or her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

     8.3 Decision Upon Review of a Denial of a Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. If the Committee determines that special circumstances require an extension of time for deciding the determination on review, the Committee shall furnish written notification of the extension to the claimant prior to the termination of the initial sixty (60) day period. The notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

     The Committee shall provide the claimant with written or electronic notice of the Committee’s determination on review. In the case of an Adverse Benefit Determination, such notice shall:

               a.     Provide the specific reason(s) for the Adverse Benefit Determination;

               b.     Be written in a manner calculated to be understood by the claimant;

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                c.     Provide specific references to the relevant Plan provisions upon which the determination is based;

               d.     Include a statement that the claimant may receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

               e.     Include a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, along with a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

     The decision of the Committee shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant. No arbitration pursuant to Section 8.4 or lawsuit pursuant to Section 8.5 may be commenced by or on behalf of a claimant with respect to this Plan until after and unless the claim and review process described above in this Article VIII has been exhausted.

     8.4 Mandatory Arbitration Procedure.

               a.     Any claim remaining after the claim review process described above in this Article VIII has been exhausted shall, to the extent permitted by applicable law and except as otherwise provided in Section 8.5, be submitted exclusively to mandatory arbitration in New York City or, at the Company’s election, another agreed-upon location.

               b.     Except as otherwise set forth herein, said arbitration shall be pursuant to the National Rules for Resolution of Employment Disputes of the American Arbitration Association, as amended from time to time. The matter shall be submitted to one arbitrator who shall be a lawyer with at least ten (10) years professional experience and who has familiarity with employee compensation plans. All information regarding the claim or arbitration, including the arbitration award, shall not be disclosed by the claimant or the arbitrator to any third party, except pursuant to legal process, without the written consent of Dover Corporation. In no event may the arbitrator allow the claimant to join claims of any other claimant in a single arbitration proceeding without the written consent of Dover Corporation. The arbitrator shall have no authority to add to, detract from, or otherwise modify any provisions of the Plan (including this Section 8.4) or of the Trust Agreement. The arbitrator shall apply the substantive law of the State of New York, and the arbitrator’s decision shall be final and binding. The arbitrator’s fees shall be borne by the party which does not prevail. If neither party prevails entirely, the arbitrator’s fees shall be paid as determined by the arbitrator.

     8.5 Procedure After a Change of Control. After a Change of Control, a Participant or Beneficiary may elect to submit any claim remaining after the claim review process described above in this Article VIII has been exhausted, to the extent permitted by applicable law, to mandatory arbitration pursuant to Section 8.4 or the Participant or Beneficiary may file a lawsuit in any court of competent jurisdiction to resolve the claim.

ARTICLE IX

ADMINISTRATION

     9.1 Plan Administration. The Plan shall be administered by a Committee, consisting of not less than three (3) members to be appointed by the Board. In the absence of any such appointment, the Compensation Committee of the Board shall be the Committee. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting services as it may require in carrying out the provisions of the Plan. An employee of the Company or Committee member who is also a Participant in the Plan shall not be involved in the decisions of the Company or Committee regarding any determination of any specific claim for benefit with respect to himself or herself.

     9.2 Information. The records of the Company shall be determinative of each Participant’s period of employment, Termination of Service, leave of absence, reemployment, years of service, personal data, and Salary, Bonus, Cash-Based Long Term Compensation, other Compensation and amounts payable from the Supplemental Plan. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

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     9.3 Periodic Statements. The Committee shall furnish statements to each Participant reflecting the amount credited to a Participant’s Deferred Compensation Account and transactions therein not less frequently than once each calendar year.

     9.4 Indemnification. No employee of the Company or member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan, and the Company shall indemnify and hold harmless each member of the Committee therefor, including indemnification for any expenses and legal fees incurred in connection therewith, unless attributable to his or her own fraud or willful misconduct. The Company shall not be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

     9.5 Expenses of Administration. Any expense incurred by the Company or the Committee relative to the administration of the Plan shall be paid by the Company.

ARTICLE X

MISCELLANEOUS

     10.1 Amendment and Termination. The Plan may be amended at any time by the Board and may be terminated at any time by the Board; provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to the Deferred Compensation Accounts prior to such amendment or termination, without the written consent of the Participant.

     10.2 No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee or Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

     10.3 No Right to Company Assets. Neither a Participant, a Beneficiary, nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder in a Trust. Any benefits which become payable hereunder shall be paid from the general assets of the Company. Each Participant and his or her Beneficiary shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person. Nothing herein shall preclude the Company from purchasing life insurance policies to provide any of the Benefits or to have any such policies purchased held by the Trust.

     10.4 No Employment Rights. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company as an employee.

     10.5 Offset. If, at the time payments or installments of payments are to be made hereunder, either the Participant or Beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation. However, an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company’s right to offset future payments for such indebtedness or obligation.

     10.6 Non-assignability. Neither a Participant, a Beneficiary, nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, a Beneficiary, or any other person, or be transferable by operation of law in the event of a Participant’s, a Beneficiary’s, or any other person’s bankruptcy or insolvency.

     10.7 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Committee or the Company, delivered to the principal office of the Company, directed to the attention of the Committee, or if delivered in such other manner as the

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Committee or Company may direct. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the third business day after the date shown on the postmark or the receipt for registration or certification.

     10.8 Governing Laws. The Plan shall be construed and administered according to the laws of the State of New York to the extent not preempted by federal law.

     10.9 Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

     10.10 Successors. The terms and conditions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

     10.11 Compliance. The Committee shall impose such restrictions on the Plan, any interest therein or any interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other applicable stock exchange or automated quotation system, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or Bylaws, or any other law, regulation or binding contract to which the Company is a party.

     10.12 Tax Withholding. The Company shall have the right to deduct from amounts otherwise payable in settlement of a Participant’s Deferred Compensation Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

     10.13 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

APPENDIX

Examples of Distributions Pursuant to Section 6.9

The examples set forth below are solely for purposes of illustration with respect to the valuation and distribution of amounts payable from the Plan:

     (a)  A Participant terminates employment on account of Retirement on March 2, 2002. The Participant has not made any provision for deferral or for payment other than in a single lump sum payment. The Participant’s Account will be valued as of January 31, 2003 and distribution of the Account will be made no later than March 31, 2003.

     (b)  A Participant terminates employment on account of Retirement on March 2, 2002. The Participant has elected to have the payment deferred for two years following Retirement. The “distributable event” occurs on March 2, 2004. The Participant’s Account will be valued as of January 31, 2005 and distribution of the Account will be made no later than March 31, 2005.

     (c)  A Participant terminates employment on account of Retirement on March 2, 2002. The Participant has elected to have the payment deferred for two years following Retirement and then to be paid in five installments. The “distributable event” occurs on March 2, 2004. The Participant’s Account will be valued as of January 31, 2005. The value of the Account will be divided by five and the resulting amount will be distributed no later than March 31, 2005. The remaining Account will then be valued as of January 31, 2006. This value will be divided by four and the resulting amount will be distributed no later than March 31, 2006. Subsequently, one-third of the January 31, 2007 value will be distributed no later than March 31, 2007, one-half of the January 31, 2008 value will be distributed no later than March 31, 2008 and the balance of the Account, valued as of January 31, 2009 will be distributed no later than March 31, 2009.

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